                                                          CONTACT: Jennifer Blum
                                                          212.381.5705
                                                          jblum@doubleclick.net

              DOUBLECLICK INC. ANNOUNCES COMPLETION OF ZERO COUPON
                     CONVERTIBLE SUBORDINATED NOTE OFFERING

      CALLS OUTSTANDING 4.75% CONVERTIBLE SUBORDINATED NOTES FOR REDEMPTION

NEW YORK, NY, June 23, 2003 - DoubleClick Inc. (Nasdaq: DCLK) today announced that it has closed its sale of $135 million aggregate principal amount of Zero Coupon Convertible Subordinated Notes due 2023. The initial purchaser has the option to purchase up to an additional $20.25 million in aggregate principal amount of the Notes.

The Notes do not bear interest and have a zero yield to maturity. The Notes are convertible under certain circumstances into DoubleClick Inc. common stock at a conversion price of approximately $13.12 per share, subject to adjustment. The Notes will be DoubleClick's general unsecured obligations and will be subordinated in right of payment to all of its existing and future senior debt. DoubleClick may not redeem the Notes prior to July 15, 2008.

DoubleClick also initiated a call for redemption of all of its $154.8 million outstanding aggregate principal amount of 4.75% Convertible Subordinated Notes due 2006. The redemption date has been set at July 24, 2003. Notices of redemption will be mailed to holders of the 4.75% Convertible Subordinated Notes on June 24, 2003. The proceeds from the sale of the Notes, together with existing cash, will be used towards this redemption.

The Notes have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, and outside the United States pursuant to Regulation S of the Securities Act. The Notes and the shares of common stock of DoubleClick Inc. issuable upon the conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Note: The statements in this release which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions. Information on risks and factors that could affect DoubleClick Inc. business and financial results are included in our public filings made with the Securities and Exchange Commission.

ABOUT DOUBLECLICK INC.

DoubleClick Inc. has global headquarters in New York City and maintains 21 offices around the world.

                                       ###